Exhibit 99.1

Contacts:	Jeff Brown VP, Corporate Communications 650-628-7922 jbrown@ea.com	Tricia Gugler Director, Investor Relations 650-628-7327 tgugler@ea.com

EA APPOINTS KATHY VRABECK TO LEAD EA CASUAL ENTERTAINMENT

New Group to Focus on Lighter Games for Family and New Consumers

REDWOOD CITY, Calif. – June 5, 2007 – Electronic Arts Inc. (NASDAQ:ERTS) today announced the formation of EA Casual Entertainment, dedicated to developing and publishing games for consoles, PCs, handheld devices and mobile phones. Kathy Vrabeck has been appointed to lead the group as President of EA Casual Entertainment.

“All over the world, consumers are playing games that don’t require hours of intense concentration,” said Kathy Vrabeck, President of EA Casual Entertainment. “The common denominator is casual fun. Whether it will be playing Harry Potter and the Order of the Phoenix™ on the Wii™ with the family or downloading Madden NFL 08 on a phone, quick-to-the-fun games are bringing new players and new demographics to interactive entertainment.”

“EA is aligning talent and resources to focus on the growing market for highly accessible games,” said EA CEO John Riccitiello. “We’re fortunate to have recruited a dynamic executive like Kathy Vrabeck to lead this team. She’s got a proven success record in our industry and the ability to help EA lead this fast-growing genre of entertainment.”

Kathy Vrabeck has a distinguished background in management, marketing, sales and development. She served as President of Activision Publishing, a position which included oversight of that company’s worldwide studios. She has also held management positions in marketing and sales for Pillsbury Company, Quaker Oats and ConAgra.

New games, franchises and licenses to be developed and published by EA Casual Games will be announced in the future.

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About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, cellular handsets and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS BIG™ and POGO™. In fiscal 2007, EA posted revenue of $3.09 billion and had 24 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS BIG and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. John Madden and NFL are trademarks of their respective owners and used with permission. HARRY POTTER characters, names and related indicia are trademarks of and © Warner Bros. Entertainment Inc. Harry Potter Publishing Rights © JKR. Wii is a trademark of Nintendo. All other trademarks are the property of their respective owners.

Some statements in the future tense contained in this release are forward-looking statements that are subject to change. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from its expectations are described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. These forward-looking statements speak only as of the date of this release and Electronic Arts assumes no obligation and does not intend to update these forward-looking statements.